Exhibit 99.1

Buckeye Announces Third Quarter FY 2011 Results

Record sales revenue and earnings

Net sales up 25% versus year-ago quarter

Adjusted 3Q EPS* of $0.71 compared to $0.28 in 3Q-FY10 and $0.50 in 2Q-FY11

Used strong cash flow to reduce debt by $27.5 million or 17% during the quarter

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 26, 2011--Buckeye Technologies Inc. (NYSE:BKI) today announced third quarter net income of $28.7 million or $0.70 per share. Third quarter earnings included after-tax costs relating to restructuring and accrued interest associated with the cellulosic biofuel credit totaling $0.3 million, or $0.01 per share. This compared to net income of $19.3 million or $0.49 per share in the prior year comparable period, which included net income of $8.3 million, or $0.21 per share, from alternative fuel mixture credits and energy investment tax credits, net of after-tax costs relating to restructuring and early retirement of debt.

Net sales were a record $237.8 million for the third quarter of fiscal 2011, up 25% versus net sales of $190.7 million in the third quarter of fiscal 2010 due to higher selling prices and improved mix.

Excluding special items, adjusted net income was $29.0 million, or $0.71 per share versus third quarter fiscal 2010 adjusted net income* of $11.0 million, or $0.28 per share. The $0.43 per share increase in adjusted EPS*, compared to the prior year period, was largely driven by higher selling prices overall in the specialty fibers segment and somewhat better capacity utilization at our Memphis specialty cotton fibers plant due to some improvement in the availability of cotton linters.

Comparing the third quarter to the second quarter of FY11, sales were up $28.3 million or 14% due to higher selling prices and increased shipment volumes. Adjusted EPS* of $0.71 was up $0.21 compared to $0.50 in the second quarter, driven by higher selling prices and increased shipment volumes.

Chairman and Chief Executive Officer John B. Crowe said, “We were very pleased with our record third quarter financial results. Both sales revenue and earnings showed strong improvement compared both to the same quarter a year ago and to the immediately preceding quarter. During the quarter, strong cash flow generation allowed us to reduce our long-term debt by another $27.5 million to $136.6 million. We continue to be encouraged about our outlook and ability to further increase shareholder value. We are focused on generating returns above our cost of capital and continuing our balanced approach to the allocation of capital.”

Buckeye has scheduled a conference call for April 27, 2011 at 9:00 a.m. ET to discuss third quarter fiscal year 2011 results. Those interested in listening by telephone may dial in at (888) 312-3046 within the United States. International callers should dial (719) 457-2696. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), investment tax credits (ITC) on prior period expenditures, restructuring cost and early debt extinguishment cost.

	3rd Quarter		2nd Quarter
($ in Millions)	2011	2010	2011
Operating income
Operating income in accordance with GAAP	44.0	23.7	31.6
Special items:
Restructuring costs	(0.1)	2.4	0.6
AFMC / CBC	---	(4.8)	---
Adjusted operating income	43.9	21.3	32.2

Net income
Net income in accordance with GAAP	28.7	19.3	17.1
Special items, after-tax:
Restructuring costs	(0.1)	1.5	0.5
AFMC / CBC	0.4	(4.2)	0.4
Early Extinguishment of Debt	---	1.0	2.3
ITC on Prior Period Expenditures	---	(6.6)	---
Adjusted net income	29.0	11.0	20.3

Earnings per share (EPS)
EPS in accordance with GAAP	$0.70	$0.49	$0.42
Special items, after-tax, per share:
Restructuring costs	---	0.04	0.01
AFMC / CBC	0.01	(0.11)	0.01
Early Extinguishment of Debt	---	0.03	0.06
ITC on Prior Period Expenditures	---	(0.17)	---
Adjusted EPS	$0.71	$0.28	$0.50

Note Regarding Forward-Looking Statements

This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, expected cost reductions associated with our recent move to one-machine operation at our Delta plant and the completion of our Foley energy independence project, and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010

Net sales	$237,782	$209,516	$190,714	$649,373	$551,296
Cost of goods sold	180,318	165,090	157,567	511,170	463,028
Gross margin	57,464	44,426	33,147	138,203	88,268
Gross margin as a percentage of sales	24.2%	21.2%	17.4%	21.3%	16.0%

Selling, research and administrative expenses	13,102	11,836	11,985	36,609	34,666
Amortization of intangibles and other	488	486	472	1,453	1,422
Restructuring costs	(125)	570	2,395	997	3,209
Alternative fuel mixture credits	-	-	(4,762)	-	(77,677)
Other operating income	(17)	(39)	(633)	(63)	(724)

Operating income	44,016	31,573	23,690	99,207	127,372

Net interest expense and amortization of debt costs	(1,642)	(1,717)	(3,920)	(6,956)	(13,830)
Early extinguishment of debt	-	(3,649)	(1,537)	(3,649)	(1,372)
Foreign exchange and other	(892)	(199)	(421)	(1,705)	(720)
Income before income taxes	41,482	26,008	17,812	86,897	111,450
Income tax expense (benefit)	12,789	8,955	(1,531)	(23,274)	6,592
Net income	$28,693	$17,053	$19,343	$110,171	$104,858

Earnings per share
Basic	$0.71	$0.42	$0.50	$2.74	$2.71
Diluted	$0.70	$0.42	$0.49	$2.71	$2.66

Weighted average common shares outstanding
Basic	39,660	39,478	38,785	39,497	38,754
Diluted	40,195	39,984	39,638	39,965	39,352

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31	June 30
	2011	2010	2010
Current assets:
Cash and cash equivalents	$27,792	$25,152	$22,121
Accounts receivable, net	141,008	119,316	122,960
Income tax and AFMC Receivable	5,777	16,589	68,356
Inventories	97,879	93,023	74,850
Deferred income taxes and other	11,789	9,665	9,541
Total current assets	284,245	263,745	297,828

Property, plant and equipment, net	538,082	536,554	524,475
Goodwill	2,425	2,425	2,425
Deferred income taxes	25,441	14,824	-
Intellectual property and other, net	27,261	26,998	27,726
Total assets	$877,454	$844,546	$852,454

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$39,311	$31,412	$39,376
Accrued expenses	55,905	36,018	44,007
Short-term debt	-	-	198
Current portion of long-term debt	-	-	67,000
Total current liabilities	95,216	67,430	150,581

Long-term debt	136,570	164,026	170,332
Deferred income taxes	719	5,322	56,344
Other liabilities	74,500	74,711	37,876
Stockholders' equity	570,449	533,057	437,321
Total liabilities and stockholders' equity	$877,454	$844,546	$852,454

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
OPERATING ACTIVITIES
Net income	$28,693	$17,053	$19,342	$110,171	$104,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,778	12,132	11,500	36,884	34,324
Amortization	643	641	704	1,961	2,187
Loss on early extinguishment of debt	-	3,649	1,537	3,649	1,372
Deferred income taxes	(15,119)	(420)	1,718	(80,974)	75
Noncurrent AFMC refund payable	-	-	-	41,144	-
Loss on disposal of equipment	99	712	286	910	459
Insurance proceeds applied to capital investments	-	(161)	-	(161)	-
Provision for bad debts	(162)	(24)	(98)	(74)	(354)
Excess tax benefit from stock based compensation	(383)	(435)	(3)	(828)	(19)
Stock-based compensation expense	1,235	1,200	805	3,370	2,040
Other	114	88	(94)	70	(777)
Change in operating assets and liabilities
Accounts receivable	(20,093)	7,838	(7,458)	(13,631)	(8,363)
Income tax and AFMC receivable	10,812	7,924	(8,995)	62,579	(64,435)
Inventories	(3,900)	(7,065)	466	(20,714)	5,247
Other assets	(1,738)	932	271	91	960
Accounts payable and other liabilities	25,083	(20,201)	9,439	(482)	(3,175)
Net cash provided by operating activities	38,062	23,863	29,420	143,965	74,399

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(9,696)	(19,520)	(11,097)	(41,132)	(29,769)
Proceeds from sale of assets	-	-	-	4	8
Proceeds from State of Florida grant	-	-	-	-	7,381
Proceeds from insurance settlement related to capital investments	-	161	-	161	-
Other	(138)	(139)	(158)	(349)	(319)
Net cash used in investing activities	(9,834)	(19,498)	(11,255)	(41,316)	(22,699)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(27,456)	139,026	18,470	39,040	90,999
Payments on long term debt and other	-	(140,000)	(35,000)	(140,000)	(145,000)
Payments for debt issuance costs	-	(2,586)	-	(2,586)	-
Payments related to early extinguishment of debt	-	(1,984)	-	(1,984)	-
Excess tax benefit from stock based compensation	383	435	3	828	19
Net proceeds from sale of equity interests	955	2,338	539	3,334	694
Payment of dividend	(2,018)	(1,605)	-	(5,240)	-
Net cash used in financing activities	(28,136)	(4,376)	(15,988)	(106,608)	(53,288)

Effect of foreign currency rate fluctuations on cash	2,548	2,763	3,961	9,630	6,462

Increase in cash and cash equivalents	2,640	2,752	6,138	5,671	4,874
Cash and cash equivalents at beginning of period	25,152	22,400	20,797	22,121	22,061
Cash and cash equivalents at end of period	$27,792	$25,152	$26,935	$27,792	$26,935

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
Specialty Fibers
Net sales	$181,334	$155,323	$137,049	$479,449	$388,793
Operating income (a)	43,965	34,445	20,345	100,550	45,943
Depreciation and amortization (b)	8,447	8,160	7,393	24,394	21,844
Capital expenditures	8,764	17,362	10,335	37,029	26,565

Nonwoven Materials
Net sales	$64,488	$62,427	$59,922	$195,035	$182,891
Operating income (a)	3,074	817	3,347	8,494	13,051
Depreciation and amortization (b)	3,885	3,506	3,653	11,118	11,128
Capital expenditures	1,143	1,789	663	3,714	2,526

Corporate
Net sales	$(8,040)	$(8,234)	$(6,257)	$(25,111)	$(20,388)
Operating income (loss) (a)	(3,023)	(3,689)	(2)	(9,837)	68,378
Depreciation and amortization (b)	934	953	926	2,826	2,776
Capital expenditures	(211)	369	99	389	678

Total
Net sales	$237,782	$209,516	$190,714	$649,373	$551,296
Operating income (loss) (a)	44,016	31,573	23,690	99,207	127,372
Depreciation and amortization (b)	13,266	12,619	11,972	38,338	35,748
Capital expenditures	9,696	19,520	11,097	41,132	29,769

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2011	December 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010

Net income (loss)	$28,693	$17,053	$19,343	$110,171	$104,858
Income tax expense	12,789	8,955	(1,531)	(23,274)	6,592
Interest expense	1,533	1,589	3,706	6,555	13,185
Amortization of debt costs	155	155	232	508	759
Early extinguishment of debt	-	3,649	1,537	3,649	1,372
Depreciation, depletion and amortization	13,266	12,618	11,972	38,337	35,746
Alternative Fuel Mixture Credits	-	-	(4,762)	-	(77,677)
EBITDA	56,436	44,019	30,497	135,946	84,835
Non cash charges	99	712	397	911	646
Adjusted EBITDA	$56,535	$44,731	$30,894	$136,857	$85,481

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits.  You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity.   Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).  Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com